Exhibit (a)(1)(e)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE SOME OR ALL OF YOUR OPTIONS

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

OFFER TO EXCHANGE OPTIONS

WITHDRAWAL FORM FOR NON-DISCOUNT OPTIONHOLDERS

You previously received (i) a copy of the offer to exchange; (ii) the e-mail from Richard K. Williams, dated September 11, 2008; and (iii) an election form. You signed and returned the election form, in which you elected to ACCEPT Advanced Analogic Technologies Incorporated’s (“AnalogicTech’s”) offer to exchange some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT AnalogicTech’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must sign, date and deliver this withdrawal form via facsimile, fax number: (408) 716-2539, by e-mail PDF to stockadmin@aati.com or hand delivery to Stock Admin at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A. by 5:00 p.m., Pacific Time, on October 9, 2008 or such later time if the offer is extended.

You should note that if you withdraw your acceptance of the offer as to some or all of your eligible options you previously elected to exchange, you will not receive any new options pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by AnalogicTech’s 2005 Equity Incentive Plan and by the existing option agreements between you and AnalogicTech.

You may change this withdrawal, and again elect to exchange some or all of your eligible options by submitting a new election form to Stock Admin via facsimile (fax number: (408) 716-2539), by e-mail PDF to stockadmin@aati.com or hand delivery to Stock Admin at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A., by 5:00 p.m., Pacific Time, on October 9, 2008 or such later time if the offer is extended.

Please check the appropriate box:

☐    I wish to withdraw ALL the options listed on my election form and instead REJECT the offer to exchange options. I do not wish to exchange any options.

OR

☐    I wish to withdraw my election to exchange each of the option grants listed below (and on any additional sheets which I have attached to this form). I still wish to exchange the rest of the eligible options listed on the election form I submitted:

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option

☐    I have attached an additional sheet listing my name and any additional grants I wish to withdraw from the offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)	E-mail Address	Date and Time

RETURN TO STOCK ADMIN NO LATER THAN 5:00 P.M., PACIFIC TIME,

ON OCTOBER 9, 2008 BY FAX (Fax # (408) 716-2539), BY E-MAIL PDF (e-mail:

stockadmin@aati.com) OR BY HAND DELIVERY

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM FOR NON-DISCOUNT OPTIONHOLDERS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Stock Admin, either via hand delivery at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, California 95054 U.S.A., via e-mail PDF at stockadmin@aati.com or via the facsimile, fax number (408) 716-2539 on or before 5:00 p.m., Pacific Time, on October 9, 2008 or such later time if the offer is extended (referred to as the expiration date). If AnalogicTech extends the offer, this withdrawal form must be received by Stock Admin by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by AnalogicTech. You may hand deliver your election form to Stock Admin at Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054 U.S.A., you may e-mail a PDF to Stock Admin at stockadmin@aati.com or you may fax it to Stock Admin at fax number (408) 716-2539. In all cases, you should allow sufficient time to ensure timely delivery. It is your responsibility to ensure that your withdrawal form has been received by Stock Admin.

As noted in the offer to exchange, you may select individual option grants to be tendered for exchange. You may, if you wish, withdraw some of your options from the offer while continuing to elect others to be exchanged in the offer. Any options previously elected for exchange and not withdrawn by you will still be tendered for the entire outstanding, unexercised portion of such options.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange options may be made at any time before the expiration date (currently expected to be October 9, 2008). If AnalogicTech extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer. To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information to Stock Admin, while you still have the right to participate in the offer. Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you should not submit this withdrawal form. Instead, you must submit a new election form to Stock Admin before the expiration date by following the procedures described in the instructions to the election forms. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. It must be properly completed and it must include the required information regarding all of the options you wish to tender for exchange. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

By signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to AnalogicTech of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange, the election form or this withdrawal form should be directed to:

Stock Admin

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

(408) 330-1629

Copies will be furnished promptly at AnalogicTech’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form (or a pdf or facsimile copy of it) together with all other required documents must be received by Stock Admin, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the offer to exchange, all documents referenced therein, and the e-mail from Richard K. Williams, dated September 11, 2008, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

If you are subject to tax in the United States, you should refer to Section 14 of the offer to exchange, which contains important federal income tax information. If you are subject to tax and social insurance contributions outside the U.S., we refer you to Section 15, as well as Schedule B, which contain information on the tax and social insurance contribution consequences of participating in the offer. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.